SANDISK AND TOSHIBA TAKE EXCLUSIVE LICENSE TO INTELLECTUAL
PROPERTY IN MEMORY TECHNOLOGY DEVELOPED WITH INTERMOLECULAR

SAN JOSE, Calif. - May 19, 2014 - Intermolecular, Inc. (NASDAQ: IMI)-accelerating research and development for semiconductor and clean energy industries- today announced that SanDisk and Toshiba have jointly elected to take an exclusive license, in a limited field, to Intermolecular’s rights in the intellectual property developed under the collaborative development program (CDP) and Intermolecular’s background intellectual property thereto. The related technologies have been developed for next-generation memory. The companies’ CDP with Intermolecular, specifically aimed at developing certain memory products, materials, processes and device technologies, was concluded on March 15, 2014. Under the terms of the exclusive license, SanDisk and Toshiba will prepay non-refundable royalties in quarterly installments over a predetermined period.
“We believe the memory technology developed within this Collaborative Development Program will result in a competitive advantage for SanDisk and Toshiba in the semiconductor memory market,” stated David Lazovsky, President and CEO of Intermolecular. “The IP that has been licensed by these customers is the direct result of leveraging Intermolecular’s High Productivity Combinatorial (HPC™) technology platform to accelerate research and development. Beyond delivering value to our customers, this license further validates our unique business model for co-developing and licensing differentiated materials, process and device IP to leading integrated device manufacturers.”

About Intermolecular, Inc.
Intermolecular® has pioneered a proprietary approach to accelerate research and development, innovation, and time-to-market for the semiconductor and clean energy industries. The approach consists of its proprietary High Productivity Combinatorial (HPC™) platform, application-specific workflows and its multi-disciplinary team. Through paid collaborative development programs (CDPs) with its customers, Intermolecular develops proprietary technology and intellectual property for its customers focused on advanced materials, processes, integration and device architectures. Founded in 2004, Intermolecular is based in San Jose, California. “Intermolecular” and the Intermolecular logo are registered trademarks; and “HPC” is a trademark of Intermolecular, Inc.; all rights reserved. Learn more at www.intermolecular.com.

Contacts

Press Contact
David Moreno
MCA Public Relations
dmoreno@mcapr.com
+1.650.968.8900 x125

Investors
Rick Neely
Intermolecular
Sr. Vice President and Chief Financial Officer
rick.neely@intermolecular.com
+1.408.582.5430

3011 North First Street, San Jose, CA 95134 (408) 582-5700 / (408) 582-5401 fax

Source: Intermolecular

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3011 North First Street, San Jose, CA 95134 (408) 582-5700 / (408) 582-5401 fax